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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

November 3, 2000


PACIFICARE HEALTH SYSTEMS, INC.
3120 Lake Center Drive
Santa Ana, CA  92704

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 3,399,774 shares of the Company's Common Stock, $.01 par value (the "Shares"), including (i) 3,356,374 shares issuable pursuant to the Company's Amended and Restated 1996 Stock Option Plan for Officers and Key Employees, as amended (the "Option Plan"),(ii) 23,400 shares issuable pursuant to the Company's Amended and Restated 1996 Non-Officer Directors Stock Option Plan, as amended (the "Directors Plan") and (iii) 20,000 shares issuable upon the exercise of certain options granted pursuant to Option Agreements granted outside the Option Plan and Directors Plan (the "Non-Plan Option Agreements").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Directors Plan, the Option Plan, the Non-Plan Option Agreements, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Directors Plan, the Option Plan, and/or the Non-Plan Option Agreements, as applicable, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



Barbara L. Borden